Exhibit 10.3
Execution Copy

EMPLOYMENT CONTRACT
THIS EMPLOYMENT CONTRACT (the “Contract”) provides the terms for Dusan Senkypl’s services as Interim Chief Executive Officer of Groupon, Inc. (“Groupon”) and was concluded on March 30, 2023.
BETWEEN:
(1)GROUPON MANAGEMENT, LLC, a Delaware limited liability company, with its registered office at The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware, 19801, Corporate ID no. 92-3216079, a subsidiary of Groupon (the “Employer”); and
(2)DUSAN SENKYPL, residing at Jestřábí 493, Osnice, 252 42 Jesenice, Czech Republic, born on 13 September 1975 (the “Employee”) (hereinafter referred to jointly as the “Parties” and individually as the “Party”).
1Basic terms of employment
1.1The Employee shall carry out work in the position of Interim Chief Executive Officer of Groupon (“CEO”), and will report directly to Groupon’s Board of Directors (the “Board”).
1.2In the role of CEO, Employee will have a fiduciary duty to Employer, and Groupon (and its other subsidiaries and affiliates) consistent with those provided for under the laws of the State of Delaware for an officer of a Delaware Corporation. The Board will determine the job specifications of the Employee’s position. The Employee acknowledges that the Board is entitled to unilaterally change the Employee’s job specifications at any time.
1.3The Employee’s place of work is either Prague or Employee’s home address as stated above in this Contract The Employee hereby agrees that in connection with the fulfilment of Employee’s work tasks, the Employer will require Employee to undertake business trips abroad including to Groupon’s Headquarters in Chicago, Illinois (U.S.). The Parties have agreed that for the purposes of the calculation of travel expenses to be reimbursed under Act no. 262/2006 Coll., the Labour Code (the “Labour Code”), the regular workplace of the Employee will be Prague, Czech Republic.
1.4At all times, Employee agrees to abide by Groupon’s policies, procedures, and practices, including those contained in Groupon’s Global Code of Conduct and Insider Trading Policy, a copy of which has been provided to Employee. Employee also agrees that during Employee’s employment, Employee will: (i) devote Employee’s full professional time and attention to Groupon, and will no longer be responsible for the day-to-day management of Pale Fire Capital; (ii) not engage in any employment, business or activity that may harm Groupon’s reputation or good name; (iii) not engage in any other employment or consult for any other business without prior written consent from Groupon’s Board of Directors or its designee; (iv) not serve on any other board of directors without prior written consent from Groupon’s General Counsel (or person acting in that role); and (iv) not assist any person or organization in competing with Groupon, in preparing to compete with Groupon, or in hiring any Groupon employees.
1.5By signing this Contract, the Employee declares that Employee has been acquainted with all rights and duties arising from this Contract, with the legal and financial terms of Employee’s employment and with the relevant health and safety regulations.

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2Term of employment
2.1    The employment hereunder is created on March 30, 2023, which date is stipulated as the date of the commencement of employment (the “Start Date”).
2.2 The employment is concluded for a fixed term of one (1) year.
3Working hours
3.1    The Employee’s working hours shall be distributed unevenly based on the Employer’s needs. A more specific schedule of working hours shall be determined by the Employer in line with the Labour Code.
3.2    The Employee expressly agrees that, in line with the Labour Code, Employee may carry out overtime work in excess of 150 hours per calendar year.
3.3    In line with Section 114 (3) of the Labour Code the Parties have agreed that the Employee’s Salary set out in Section 4.1 below was agreed while taking into account any potential overtime work comprising 150 hours per calendar year.
4Salary and other payments
4.1    The Employee shall be entitled to a base gross monthly salary in the amount of CZK 34,600 (Thirty Four Thousand and Six Hundred Czech crowns) for the work carried out hereunder (the “Salary”). The Salary shall be payable at the latest on the 30th day of each calendar month following the month in respect of which the Salary is paid to the Employee.
4.2    The Employee shall be entitled to options as outlined in the Groupon, Inc. Notice of Grant of Stock Options and Stock Option Agreement which will separately be provided to Employee.
4.3 The Employer shall pay from the Salary and other considerations granted to the Employee all deductions required under the applicable Czech laws. Further, the Employer may also withhold from the Salary and any other form of remuneration, all taxes required by federal, state, local or other laws of countries where the Employee travels for work. During the term of Employee’s employment, the Employee shall immediately inform the Employer of any changes which had or could have an impact on the advance payment of income tax in respect of income from “dependent activity” (in Czech: závislá činnost), social and health insurance and other similar payments.
4.4    The Employee has agreed with the Employer that the Employee’s Salary, as well as any other remuneration paid on the basis of or in line with this Contract, net of any potential deductions and other payments, paid to the Employee on the basis of or under this Contract, will be remitted to the Employee’s bank account maintained by a Czech bank, of which the Employee shall inform the Employer in writing within five (5) working days of the date of the commencement of the Employee’s employment hereunder.
5Annual leave
5.1    The Employee shall be entitled to five (5) weeks (i.e. 25 working days) of annual leave per calendar year. The use of leave by the Employee must be determined or approved by the Board.

Execution Copy
6Sick days
6.1    The Employee shall be entitled to five (5) sick days (i.e. absence due to medical reasons without the necessity to present any confirmation obtained from a physician) per calendar year.
6.2    The Employee shall be entitled to full compensation of Employee’s Salary for the days on which Employee is absent from work due to Employee’s use of such sick days.
7Personal data protection
7.1    In relation to the performance of this Contract, the Employer processes personal data of the Employee, which were provided to the Employer by the Employee or which are acquired by the Employer from other sources. Such personal data is processed for the purpose of performance of the Employer’s obligations under this Contract or relevant statutory obligations, and for the purpose of pursuing legitimate interests of the Employer.
7.2    The Employer will process the personal data in line with the Notice on Personal Data Processing which was provided to the Employee together with the signing of this Contract.
7.3    The Notice on Personal Data Processing provides the Employee with required information relating to the processing of Employee’s personal data by the Employer in relation to the Employee’s employment, including information about the Employee’s rights (in particular the right to access personal data and correction thereof and in certain situation the right to have Employee’s personal data deleted or transferred, request that the scope of processing be limited and the right to raise objection related to processing thereof), retention periods for relevant personal data and the Employer’s obligations related to personal data processing.
8Final provisions
8.1    Any potential invalidity, ineffectiveness or unenforceability of any provision hereof shall have no effect on the validity, effectiveness or enforceability of other provisions hereof. The Parties undertake to replace an invalid, ineffective or unenforceable provision with a new provision whose wording should correspond to the intent of the original provision and this Contract as a whole.
8.2    Any overlooking or forgiveness by any Party of any failure to perform, breach, delay or failure to observe any duty arising hereunder shall not constitute a waiver of such a duty with regard to its continuing or any subsequent failure to perform, breach or failure to observe such duty and no such waiver shall be deemed effective if not expressed in writing in respect of each individual case.
8.3    Except as provided in Section 1.2, this Contract and relationships arising hereunder shall be governed by the Labour Code and other Czech laws.
8.4    Any changes to the Contract must be made in writing in the form of numbered amendments signed by both Parties. Amendments made via e-mail or other means of electronic communication shall not be deemed as having been made in writing.
8.5    The Parties agree on a post termination non-compete clause, IP rights regulation and confidentiality regulation in a separate agreement that was concluded together with this Contract.

Execution Copy
8.6    This Contract shall become valid and effective on the date of signature by both the Parties.
8.7    This Contract has been made in two (2) originals in English. Either Party shall obtain one (1) original of the Contract. The Employee hereby confirms that Employee has sufficient understanding of the English language to fully understand the whole contents of this Contract.
8.8    The Parties declare that they have read this Contract and agree with its wording. In witness whereof, the Parties affix below their signatures as an expression of their true and free will.
8.9    Reference is made to the Indemnification Agreement between Employee and Groupon (the “Indemnification Agreement”). The Parties acknowledge and agree that all rights and benefits of the Employee under the Indemnification Agreement, including, without limitation, rights to indemnification, advancement of expenses, expense reimbursement and insurance, shall apply to any action of inaction of Employee in connection with his services under this Contract. The Employer agrees to pay or cause Groupon to pay on behalf of the Employee the reasonable  legal and other outside advisors’ fees incurred by the Employee in connection with this Contract and any other agreements between Employee (or any affiliate of Employee) and the Employer or Groupon; provided, however, that the aggregate amount payable by the Employer and Groupon hereunder and any other such agreement shall not exceed $40,000 without the Employer’s consent.

GROUPON MANAGEMENT, LLC By: Groupon, Inc., its sole member	EMPLOYEE
/s/ Elaine Danigeles Elaine Danigeles Interim Head of People	/s/ Dusan Senkypl Dusan Senkypl

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